Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Richmond House, 12 Par-la-Ville Road Hamilton HM 08, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

12 November 2026

Matter No.: 1011297

+1 441 278-8046

Nazari.Woods@conyers.com

Aegon Ltd.

World Trade Center Schiphol

Schiphol Boulevard 223

1118 BH Schiphol

The Netherlands

Dear Sirs or Madams

Re: Aegon Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 12 November 2026 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 50,000,000 common shares, par value EUR 0.12 per share (the “Common Shares”), issuable pursuant to the Aegon Ltd. 2027 Omnibus Incentive Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.	the Registration Statement; and

1.2.	the Plan.

We have also reviewed:

1.3.	copies of the memorandum of continuance and the bye-laws of the Company, each certified by the Secretary of the Company on 12 November 2026;

1.4.

copies of (i) an extract of the minutes of a meeting of its directors held on 19 August 2026, (ii) an extract of the minutes of a meeting of the compensation and human resource committee of its directors held on 18 August 2026, and (iii) an extract of the minutes of the Extraordinary General Meeting of members held on 8 October 2026, each certified by the Secretary of the Company on 12 November 2026 (together, the “Resolutions”); and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;

2.4.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6.	the validity and binding effect under the laws of the State of Delaware of the Plan in accordance with its terms;

2.7.	that there is no provision of any Award Agreement (as defined in the Plan) which would have any implication in relation to the opinions expressed herein;

2.8.	that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9.	that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares; and

2.10.	that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, at the time of issuance of any Common Shares.

3.	QUALIFICATIONS

3.1.

We express no opinion with respect to the issuance of shares pursuant to any provision of the Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation.

conyers.com | 2

3.2.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.3.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.4.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of Bermuda.

4.2.

When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

conyers.com | 3